NON-EXCLUSIVE MANUFACTURING
                                LICENSE AGREEMENT

                                 by and between

                    ROTARY POWER INTERNATIONAL, INC. ("RPI")

                                       and

                      ROTARY POWER ENTERPRISE, INC. ("RPE")

                                 August 16, 2000

                                TABLE OF CONTENTS

ARTICLE     SECTION     TITLE                                    PAGE
-------     -------     -----                                    ----

    I         DEFINITIONS
              1.1       Party                                       1
              1.2       Parties                                     1
              1.3       Affiliate                                   1
              1.4       580 NGRE                                    1
              1.5       Term of this Agreement                      1
              1.6       Licensed Technology                         2
              1.7       Licensed Patents                            2
              1.8       Licensee                                    2
              1.9       Licensed Intellectual Property              2
              1.10      Net Sales Value                             3
              1.11      Event of Default                            3

    II        GRANT OF LICENSE
              2.1       Licensed Technology and Licensed Patents    3
              2.2       Royalty                                     4

    III       ROYALTY PAYMENTS AND REPORTS
              3.1       Payments and Reports                        4
              3.2       Books and Records                           4

    IV        PROTECTION OF INTELLECTUAL PROPERTY
              4.1       Use and Protection of Licensed
                           Intellectual Property                    5
              4.2       Validity and Ownership                      5
              4.3       Infringement Actions and Claims             6

    V         ADDITIONAL ASSURANCES AND ASSISTANCE
              5.1       Transmittal of Technology                   7
              5.2       Additional Technical Assistance             8
              5.3       Disposition of Licensed
                           Intellectual Property                    9
              5.4       Improvements                                9
              5.5       Non-Disclosure                              9

    VI        REPRESENTATIONS AND WARRANTIES
              6.1       Authority                                  10
              6.2       Disclaimer of Warranties                   11
              6.3       Survival                                   11


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

                                TABLE OF CONTENTS
                                   (Continued)

ARTICLE     SECTION     TITLE                                    PAGE
-------     -------     -----                                    ----

    VII     TERM AND TERMINATION
              7.1       Term                                       11
              7.2       Events of Default and Remedies             11
              7.3       Compliance with Laws                       13

    VIII    MISCELLANEOUS
              8.1       Waiver                                     14
              8.2       Amendment                                  14
              8.3       Assignment                                 14
              8.4       Notice                                     14
              8.5       Third Party Rights                         15
              8.6       Governing Law                              15
              8.7       Headings                                   15
              8.8       Integration                                15
              8.9       Severability                               15
              8.10      Counterparts                               15
              8.11      Language                                   15
              8.12      Further Assurance                          15
              8.13      Reference to Agreement                     16
              8.14      Additional Agreements                      16

SCHEDULE A - List of Patents                                      A-1

SCHEDULE B - Copy of Purchase Agreement, as Amended,
             Dated as of November, 15, 1991, Between
             JDTI and Licensor B-1


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

                  NON-EXCLUSIVE MANUFACTURING LICENSE AGREEMENT

      THIS NON-EXCLUSIVE MANUFACTURING LICENSE AGREEMENT (hereinafter referred to as this "Agreement"), dated as of the 16th day of August, 2000, by and between Rotary Power International, Inc. ("RPI"), a Delaware corporation (hereinafter referred to as "Licensor"), and Rotary Power Enterprise, Inc. ("RPE"), a Nevada corporation (hereinafter referred to as "Licensee").

                                   WITNESSETH

      WHEREAS, Licensor is the owner of the rights necessary to license the Licensed Intellectual Property (as hereinafter defined) to the Licensee in accordance with the terms and conditions of this Agreement, and

      WHEREAS, the Licensor is granting to the Licensee a non-exclusive license and right to use the Licensed Intellectual Property in order to manufacture, install, service and warranty the Licensor's Carbureted Natural Gas Fueled 580 Series Rotary Engine, subject to the terms and conditions hereinafter set forth;

      NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto do hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

      Terms used in this Agreement with initial capital letters shall have the following meaning:

      Section 1.1 Party. "Party" shall mean Licensor or Licensee.

      Section 1.2 Parties. "Parties" shall mean Licensor and Licensee.

      Section 1.3 Affiliate. "Affiliate" shall mean any corporation, company or other entity that directly or indirectly controls, or is controlled by, or is under common control with, either Party, as of the date hereof or thereafter during the Term of this Agreement (as hereinafter defined), but such corporation, company or other entity shall be deemed to be an "Affiliate" only so long as such control exists. The term "control", as used in this Section 1.03, shall mean ownership of at least fifty percent (50%) of the voting shares or interest of an entity.

      Section 1.4 580 NGRE. "580 NGRE" shall mean the Licensor's Carbureted Natural Gas Fueled 580 Series rotary engine.

      Section 1.5 Term of this Agreement. "Term of this Agreement" shall mean the period during which this Agreement is in effect, beginning as of the date hereof and continuing until the termination of this Agreement as provided in
Section 7.2 of this Agreement.

      Section 1.6 Licensed Technology. "Licensed Technology" shall mean any and all technology, current and/or future enhancements thereto, know-how and technical information needed to make and manufacture the 580 NGRE which are owned or controlled by Licensor or any of its Affiliates at any time during the Term of this Agreement, to the extent that Licensor or any of its Affiliates has or may acquire during the Term of this Agreement the right to grant licenses of the scope granted herein without the payment of royalties or other consideration to third persons except for payment to third persons for inventions made by said third persons while employed by Licensor or any of its Affiliates. Notwithstanding the foregoing and any other provision contained in this Agreement, including, without limitation, Section 2.2 hereof, as to technology, know-how and/or technical information acquired by Licensor requiring payment to third parties, to the extent that such technology, know-how and/or technical information are licensable or sub-licensable to Licensee, such technology, know-how and/or technical information shall be offered for license to Licensee, subject to the same terms and conditions (including payment obligations) as those to which Licensor is subject in respect of such third parties, and, if Licensee accepts such offer, such technology, know-how and/or technical information shall become "Licensed Technology" hereunder.

      Section 1.7 Licensed Patents. "Licensed Patents" shall mean (i) the patents listed on Schedule A attached hereto, together with any and all renewals, reissues, reexaminations and extensions thereof and additions thereto, and (ii) any and all patent applications, including divisionals, continuations and continuations-in-part, which relate to the 580 NGRE and which are owned or controlled by Licensor or any of its Affiliates at any time during the Term of this Agreement, to the extent that Licensor or any of its Affiliates has or may acquire during the Term of this Agreement the right to grant licenses of the scope granted herein without the payment of royalties or other consideration to third persons except for the payment to third persons for inventions made by said third persons while employed by Licensor or any of its Affiliates. Notwithstanding the foregoing and any other provision contained in this Agreement, including, without limitation, Section 2.2 hereof: (i) as to any patents listed on Schedule A attached hereto requiring payment to third parties, to the extent that such patents are licensable or sub-licensable to Licensee, such patents shall be offered for license to Licensee, subject to the same terms and conditions (including payment obligations) as those to which Licensor is subject in respect of such third parties, and, if Licensee accepts such offer, such patents shall become "Licensed Patents" hereunder; and (ii) as to any Licensed Patents coming into existence after the effective date of this Agreement, the licensing of such Licensed Patents to Licensee shall be subject to separate terms and conditions to be determined on a case-by-case basis with respect to each such Licensed Patent, taking into consideration the commercial value of each such Licensed Patent.

      Section 1.8 Licensee. "Licensee" shall mean the Licensee and any entity to which the Licensee sub-licenses the rights it has received under this Agreement in accordance with the terms and conditions of this Agreement.

      Section 1.9 Licensed Intellectual Property. "Licensed Intellectual Property" shall mean any and all Licensed Technology and Licensed Patents, and all modifications, translations, enhancements, compilations and new versions thereof.

      Section 1.10 Net Sales Value. "Net Sales Value" shall mean the invoice price for each 580 NGRE sold to customers by Licensee, less excise or sales taxes which Licensee has to pay or absorb, customs duties and consular fees, if any, insofar as these are included in the invoice price, and can be substantiated through adequate documentation and less delivery freight cost to customer; check, test and start cost if included in the invoice price; and any spare parts if included in the invoice price. If a 580 NGRE is used but not sold, or transferred to third parties who use the same, or sold other than in normal arm's length transactions, then Net Sales Value shall mean the current "Net Sales Value Price" of Licensee then existing for the 580 NGRE.

      Section 1.11 Event of Default. "Event of Default" shall have the meaning set forth in Section 7.2 of this Agreement.

                                   ARTICLE II
                                GRANT OF LICENSE

      Section 2.1 Licensed Technology and Licensed Patents. (a) Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee a perpetual, worldwide, non-exclusive, non-transferable license and right to use and/or sublicense the Licensed Intellectual Property in order to make, manufacture, install, service and warranty the 580 NGRE during the Term of this Agreement. The Licensee may sublicense the right to use the Licensed Intellectual Property in order to make, manufacture, install, service and warranty the 580 NGRE during the Term of this Agreement to third parties provided that each such third party shall have executed a written sublicense agreement with the Licensee that provides for the use of the Licensed Intellectual Property by such third party for the same purpose and on substantially the same terms and conditions, and provides substantially the same protection for the Licensor's rights and interests, as are contained in this Agreement.

            (b) The Licensee agrees that the license described above is being granted on the condition that: (i) the Licensee will market, manufacture, and warranty its engines without any reference to, or any use of any trademark, service mark or tradename of, the Licensor or Pegasus Technologies Incorporated ("PTI"), and (ii) following the initial technology transfer, the Licensee agrees that it is solely responsible to market, manufacture, install, service and warranty the 580 NGREs sold by the Licensee without any assistance from the Licensor except as otherwise set forth in Section 5.2.

            (c) Notwithstanding anything contained in this Agreement to the contrary, the license and right to use the Licensed Intellectual Property granted to the Licensee in this Agreement is expressly conditioned upon Licensee's agreement to market and sell the 580 NGREs which are made and manufactured by or on behalf of the Licensee under a name which does not make any reference to, or use any trademark, service mark or tradename of, the

Licensor or PTI, or in any way use or contain the words "Rotary Power" or "Pegasus" or any variations thereof.

            [d] Licensee acknowledges that, as of the date of this Agreement, only Licensed Intellectual Property which will permit a demonstration 580 NGRE to be made is in existence and available to be transferred to Licensee and the necessary Licensed Intellectual Property which will permit a final production class 580 NGRE to be manufactured and produced has not yet been developed and is not available and must be delivered as developed after the date of this Agreement.

            (e) Licensee acknowledges that, as of the date of this Agreement, Licensor is in default in its obligation to make the minimum royalty payments required to be paid to John Deere Technologies, Inc. ("JDTI") pursuant to the Purchase Agreement, as amended, dated as of November 15, 1991, between JDTI and Licensor (the "JDTI Purchase Agreement"), a copy of which is attached hereto as Schedule B and incorporated herein by reference, and Licensor is currently in negotiation with JDTI to enter into an amendment or modification to the JDTI Purchase Agreement which will cure such default by Licensor.

      Section 2.2 Royalty. In consideration of the license and rights granted pursuant to Section 2.1 of this Agreement, Licensee shall pay to Licensor a royalty of five percent (5%) of the Net Sales Value of each 580 NGRE sold or otherwise disposed of by or on behalf of the Licensee. This royalty shall be payable for the Term of this Agreement.

                                   ARTICLE III
                          ROYALTY PAYMENTS AND REPORTS

      Section 3.1 Payments and Reports. On or before the 60th day after each and every calendar month during the Term of this Agreement and following termination hereof, Licensee shall pay to Licensor in U.S. Dollars any royalties which are payable to Licensor in accordance with Section 2.2 above as a result of sales of 580 NGREs during such month. There shall be accompanying such payment a statement setting forth, in sufficient detail for verification, the basis upon which the payment has been calculated and is being made.

      Section 3.2 Books and Records. Licensee shall keep detailed and accurate records and books of account in respect of all sales of 580 NGREs during the Term of this Agreement. Licensor has the right, one time per year, during the Term of this Agreement to have an independent public accounting firm reasonably acceptable to Licensee audit and inspect, and Licensee shall make available to such firm, books and records showing the total number of 580 NGRE's sold and Net Sales Value thereof, in order to verify the payments made and statements furnished by Licensee to Licensor pursuant to Section 3.1. The books and records to be made available in accordance with the preceding sentence shall consist of a consecutive serial number register of each 580 NGRE produced and records relating to the date of shipment of each 580 NGRE and the amount invoiced to each customer for each 580 NGRE. Licensor shall be responsible to pay the costs and expenses of the audit described in this

Section 3.2; provided, however, that if such audit reveals a shortfall of five percent (5%) or more in any monthly payment as reported or paid to Licensor, then Licensee shall be responsible for paying the costs and expenses of such audit.

                                   ARTICLE IV
                       PROTECTION OF INTELLECTUAL PROPERTY

      Section 4.1 Use and Protection of Licensed Intellectual Property. Once any patent application covered by Licensed Patents has been filed by Licensor, Licensor agrees to consult with Licensee during prosecution and before any withdrawal thereof; provided, however, that Licensor shall retain the sole right, in its discretion, to make any and all decisions regarding the prosecution and/or withdrawal thereof. Licensee shall take no action which in any way may prejudice the validity of, or Licensor's title to, the Licensed Intellectual Property or which threatens or infringes upon the copyright, patent and other intellectual property rights of Licensor to the Licensed Intellectual Property. Licensor shall take no action which in any way may prejudice the validity of the license of the Licensed Intellectual Property granted to Licensee pursuant to Section 2.1 of this Agreement.

      Section 4.2 Validity and Ownership. (a) Licensee acknowledges that Licensee's use of Licensed Intellectual Property arises only out of the licenses granted under this Agreement and is subject to the superior rights of Licensor to the extent not inconsistent with this Agreement. Except (i) for the reversionary right held by JDTI pursuant to the JDTI Purchase Agreement, and
(ii) to the extent that Licensor's ownership of the Licensed Patents may be affected by its failure to have paid any maintenance fees required to be paid to the United States Patent and Trademark Office (the "USPTO") relating thereto, Licensor has good and marketable title to all of the Licensed Intellectual Property, free and clear of any pledge, lien, encumbrance, charge or other security interest, claims of any third parties, or any other such restrictions on transfer, and Licensee will acquire its license to the Licensed Intellectual Property, free and clear of all such interests, claims or restrictions.

            (b) Except for the royalty payments required to be paid to JDTI under the JDTI Purchase Agreement and any maintenance fees required to be paid to the USPTO in connection with the patents listed on Schedule A attached hereto, no royalties or other amounts are payable by the Licensor to other person or entity by reason of the ownership or use of such Licensed Intellectual Property.

            (c) To the knowledge of Licensor, no Licensed Intellectual Property licensed to Licensee by the Licensor pursuant to this Agreement violates or will violate any license or infringes or will infringe any intellectual property rights of another person or entity, nor has the Licensor received any notice that any of the Licensed Intellectual Property licensed to Licensee by the Licensor pursuant to this Agreement conflicts or will conflict with the rights of others.

            (d) There are no claims pending or, to the Licensor's knowledge threatened with respect to any Licensed Intellectual Property licensed to

Licensee by the Licensor pursuant to this Agreement, nor does there exist any basis therefor.

      Section 4.3 Infringement Actions and Claims. (a) If a claim is asserted or an action is commenced by a third party against a Party in which it is alleged that the 580 NGRE or the use by Licensee of the Licensed Intellectual Property in accordance with the terms of this Agreement infringes the property rights of such third party, or an action is commenced by a third party in which the revocation or declaration of invalidity of any Licensed Intellectual Property is sought, then the Party against whom the claim is asserted or the action is brought shall promptly notify the other Party in writing, stating the nature and allegations of such claim.

            (b) Except as otherwise set forth in Section 4.3(d), Licensor will indemnify, defend at its own expense and hold Licensee harmless from and against any claims or action against Licensee brought by a third party to the extent that the action is based upon a claim that the 580 NGRE or the use by Licensee of the Licensed Intellectual Property provided by Licensor to Licensee in accordance with this Agreement infringes any copyrights, trademarks, patents or other intellectual property rights of any third parties. Licensor will pay all costs relating to the defense of any such claim, including those costs and damages finally awarded against Licensee in any such action that are specifically attributable to such claim or those costs and damages agreed to in a monetary settlement of such action. The foregoing obligations are conditioned on Licensee notifying Licensor promptly in writing of such action, Licensee giving Licensor sole control of the defense thereof and any related settlement negotiations, and Licensee cooperating and, at Licensor's request and expense, assisting in such defense; provided that Licensor shall not enter into any settlement which affects Licensee's continued usage of the 580 NGRE or the Licensed Intellectual Property without Licensee's express prior written approval thereof.

            (c) If the Licensed Intellectual Property becomes, or in Licensor's opinion is likely to become, the subject of an infringement claim, Licensor may, at its option and expense, either (a) procure for Licensee the right to continue using the Licensed Intellectual Property, or (b) replace or modify the Licensed Intellectual Property so that it becomes non-infringing with substantially similar functionality as the Licensed Intellectual Property.

            (d) Notwithstanding the foregoing, Licensor will have no obligation under this Section 4.3 or otherwise with respect to any infringement claim based upon (i) any use of 580 NGRE or the Licensed Intellectual Property not in accordance with this Agreement, (ii) any use of any version of the Licensed Intellectual Property other than the most current version made available to Licensee, or (iii) any modification or revision of the 580 NGRE or the Licensed Intellectual Property by any person other than Licensor.

            (e) If either Party learns of any infringement or other unauthorized use by a third party of the 580 NGRE or the Licensed Intellectual Property, such Party shall promptly notify the other Party. Licensor shall have the obligation to institute proceedings at its own expense against such infringement or other unauthorized use in its own name and/or in the name of Licensee. If Licensor fails to initiate such proceedings, Licensee shall have the right to institute such proceedings in its own name. Any recovery in any such action shall be divided equally between the Parties after reimbursement to the Parties of their respective costs and expenses, including the Parties' respective attorneys' fees, in connection with such action.

            (f) In all actions brought or defended under this Section 4.3, each Party shall, without charge, furnish to the other Party such relevant information (including confidential information) as is in their respective possession, shall execute all necessary or desirable papers and documents, and shall furnish such other reasonable assistance as may be requested by the other Party.

            (g) THIS SECTION 4.3 STATES LICENSOR'S ENTIRE LIABILITY AND LICENSEE'S SOLE AND EXCLUSIVE REMEDY FOR INFRINGEMENT CLAIMS AND ACTIONS.

            [h] This Section 4.3 shall survive termination of this Agreement.

                                    ARTICLE V
                      ADDITIONAL ASSURANCES AND ASSISTANCE

      Section 5.1 Transmittal of Technology. (a) Licensor shall make available to Licensee at the Licensor's and/or Affiliate's premises the Licensed Technology existing as of the date hereof, to enable Licensee to exercise the rights granted pursuant to this Agreement. To enable Licensee to carry out the intent of this Agreement, upon three (3) days' prior written request from Licensee, Licensor shall admit Licensee's representatives to its facilities at any time during normal business hours, shall familiarize such representatives with the manufacture by Licensor of 580 NGREs and shall make available to Licensee all necessary Licensed Technology, including records of Licensor's experience in manufacturing of 580 NGREs, to permit Licensee to exercise its rights as granted under this Agreement. Existing Licensed Technology made available to Licensee on a certain date in accordance with the preceding sentence may be preliminary and not the final Licensed Technology required to build a production class 580 NGRE; provided, however, that Licensor shall be required to provide Licensee with the final Licensed Technology when it is completed at a later date.

            (b) Licensor shall make available to the Licensee at the Licensor's and/or Affiliate's premises all production information and know how, as available, needed to manufacture 580 NGREs, including, but not limited to, production bill of materials, engineering drawings, CAD files, numeric control programs, manufacturing instructions, production part numbers and descriptions and estimated costs, and Q/A standards, procedures and controls of incoming specifications and finishes, along with production assembly and test procedures, field information for reprint, including, but not limited to, all specification sheets, parts lists, engine operations instructions, maintenance and service instructions, copyrighted materials and warranties, loan jigs, fixtures, tombstones, drawings, etc. needed to permit reproduction of the 580 NGREs, equipment descriptions, manufacturers' names and required specifications of equipment currently used to facilitate the production and sale of 580 NGREs, and all computer programs necessary to operate 580 NGREs. In addition, Licensor will loan to Licensee on request certain component parts in rough casting/forging condition (prior to machining) to assist in developing required molds, patterns, tooling, etc. as such are available to Licensor on a best efforts basis, and, if requested by Licensee, Licensor will furnish test reports, performance specifications and production test criteria. All of the foregoing will be provided to Licensee by Licensor if in the possession of Licensor or, on a best efforts basis, if in the possession of a manufacturer or contractor of Licensor.

      Section 5.2 Additional Technical Assistance. Licensor shall provide such training and technical assistance to Licensee as may be reasonably required to enable it to exercise its rights as granted under this Agreement. This training and assistance shall be conducted at various times within a reasonable schedule as may be agreed upon by Licensor and Licensee. Such technical assistance may include, upon request of Licensee, the provision by Licensor of:

                  (i) Such initial instruction and assistance as Licensee deems reasonably necessary or appropriate to enable Licensee to understand and utilize the Licensed Intellectual Property and other information relating to the 580 NGRE and thereby exercise its rights under this Agreement, and

                  (ii) Such periodic follow-up assistance and instruction as Licensee deems reasonably necessary or appropriate to enable Licensee to exercise its rights under this Agreement, and

                  (iii) At Licensor's premises, technical experts to provide further training beyond 5.2 (a) and (b) above to Licensee's personnel in respect of the 580 NGRE as Licensee shall reasonably request at Licensee expense.

                  (iv) If the Licensee requests that Licensor perform any research and development relating to the 580 NGRE which is beyond the scope of the license granted to Licensee under this Agreement, such research and development will be conducted on terms and conditions to be hereafter negotiated and agreed upon by Licensor and Licensee.

      Licensee shall be required to compensate Licensor for the training and technical assistance and any other provision of staff provided by Licensor pursuant to Sections 5.1 and 5.2 hereof at the rate $100.00 per hour plus out-of-pocket costs and expenses; provided, however, that Licensor shall be required to provide up to 120 man hours of training and technical assistance described in Section 5.2(i) above and up to 120 man hours of training and technical assistance described in Section 5.2(ii) above free of charge. Licensor shall render monthly invoices to Licensee for such fees, costs and expenses and Licensee shall render payment of each invoice to Licensor within thirty (30) days after receiving such invoice.

      Licensee will inform Licensor of any degradation or problems in the manufacturing process or of manufacturing defects in operating the 580 NGREs. Licensor will assist Licensee with the diagnosis and resolution of any defects and design problems discovered in Licensed Intellectual Property.

      Section 5.3 Disposition of Licensed Intellectual Property. Neither Licensor nor any Affiliate of Licensor shall directly or indirectly sell, transfer, assign or otherwise dispose of any of its rights in the Licensed Intellectual Property during the Term of this Agreement except as expressly permitted by this Agreement or as otherwise agreed to in writing by Licensee. Nothing contained herein shall be deemed to bar or otherwise restrict Licensor from selling, transferring, assigning, licensing or otherwise disposing of the Licensed Intellectual Property to any third party so long as it is done in a manner which is consistent with, and does not diminish, deprive, impair or frustrate the rights granted to Licensee in this Agreement.

      Section 5.4 Improvements. In the event improvements in the Licensed Intellectual Property and/or the 580 NGREs are developed by Licensee and/or a third party, in conjunction with a third party or by such third party and requiring payment by Licensee to such third party, to the extent and under the terms such improvements are licensable or sub-licensable to Licensor and/or any of its Affiliates, such improvements shall be offered for license to Licensor and its Affiliates, subject to the same terms and conditions (including payment obligations) as those to which Licensee is subject in respect of such third party, and, if Licensor and/or any of its Affiliates accept such offer, such improvements shall thereby become licensed to Licensor and/or any of its Affiliates, as the case may be. Licensor understands and agrees that all right, title and interest in and to any and all such improvements shall be the exclusive property of the Licensee. Licensor shall not engage in any activity, including reverse engineering of improvements, or any other activity which threatens or infringes upon the copyright, patent and other intellectual property rights of Licensee to the improvements.

      For purposes of this Section 5.4, the term "improvement(s)" shall mean any patentable device, design, apparatus, machine, composition of matter, process or other development of any kind relating to the Licensed Intellectual Property and/or 580 NGREs which is conceived and actually reduced to practice during the Term of this Agreement.

      This Section 5.4 shall survive the termination of this Agreement.

      Section 5.5 Non-Disclosure. Each Party shall during the Term of this Agreement and for a period of five (5) years thereafter, except as hereinafter provided in this Section 5.5, keep confidential any and all confidential information learned or received from or through the other Party, including, without limitation, any Licensed Technology and improvements under Section 5.4, confidential business information, information obtained pursuant to Section 3.2 or Section 4.3(f) of this Agreement, budgets, financial statements, operating plans and books of account (hereinafter collectively called "Confidential Information"). Each Party shall use its best efforts to ensure that only persons who (i) are officers, directors, employees, associates, agents, consultants or appointees of such Party, and (ii) are bound by the terms of an employment agreement, or a non-disclosure agreement, imposing undertakings and obligations as to secrecy and confidentiality in terms disclosed to and approved by the other Party, shall be permitted access to such Confidential Information. The obligations set forth in the Section 5.5 shall not apply to

Confidential Information which: (a) appears in issued patents, published patent applications or other publications which are generally available to the public,
(b) otherwise is or becomes generally known to the public through no fault of the recipient, (c) is lawfully obtained by the recipient Party from a third party under no duty of confidentiality to the other Party as to such Confidential Information, (d) is otherwise known by the recipient Party prior to disclosure by the other Party, as substantiated by documentary evidence, or (e) is required to be disclosed by a Party by law or pursuant to any rule, regulation or order of any court, governmental authority or other administrative body, provided that the disclosing Party shall provide the other Party with prompt notice of such law, rule, regulation or order, including copies of subpoenas or order requesting such Confidential Information, shall reasonably cooperate with the other Party in resisting the disclosure of such Confidential Information through a protective order or other appropriate legal action, and shall not make disclosure of such Confidential Information until the other Party has had a reasonable opportunity to resist such disclosure unless the disclosing Party is ordered otherwise. This Section 5.5 shall survive the termination of this Agreement.

                                   ARTICLE VI
                         REPRESENTATIONS AND WARRANTIES

      Section 6.1 Authority. (a) Licensor represents and warrants to the Licensee that (i) it has full power and authority to enter into this Agreement and this Agreement, when executed, will be a valid and legally binding obligation of Licensor according to its provisions, (ii) the execution and performance of this Agreement will not constitute a breach of or an event of default under any agreement or commitment to which Licensor is a party, (iii) the making and performance of this Agreement has been duly authorized by all necessary corporate action on behalf of the Licensor; and (iv) Licensor has not received from any third party any notice of patent or other intellectual property rights infringement with respect to the Licensed Intellectual Property or the 580 NGRE.

            (b) Licensee represents and warrants to the Licensor that (i) it has full power and authority to enter into this Agreement and this Agreement, when executed, will be a valid and legally binding obligation of Licensee according to its provisions, (ii) the execution and performance of this Agreement will not constitute a breach of or an event of default under any agreement or commitment to which Licensee is a party, (iii) the making and performance of this Agreement has been duly authorized by all necessary corporate action on behalf of the Licensee; and (iv) Licensee has not received from any third party any notice of patent or other intellectual property rights infringement with respect to the Licensed Intellectual Property or the 580 NGRE.

            [c] Licensor represents and warrants to the Licensee that when the necessary Licensed Intellectual Property which will permit a final production class 580 NGRE to be manufactured and produced is available, such Licensed Intellectual Property will be, to the best of Licensor's knowledge, free of all errors or defects.

      Section 6.2 Disclaimer of Warranties. Licensor makes no representation or warranties to Licensee except those specifically set forth in Section 6.1 hereof. Without limiting the generality of the foregoing, LICENSOR MAKES NO WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR USE OR PURPOSE WITH RESPECT TO 580 NGRE RESULTING FROM USE OF ANY OF THE LICENSED INTELLECTUAL PROPERTY. Nothing contained in this Agreement shall be construed as: (i) a warranty or representation by Licensor as to the validity and/or scope of any Licensed Patent except as herein granted; (ii) conferring any license or other right by implication, estoppel or otherwise, under any patent application, patent or patent right, except as herein expressly granted under the Licensed Patents, (iii) conferring any license or right with respect to any trademark, trade or brand name, or corporate name of Licensor or any of its Affiliates, or any other name or mark or contraction, abbreviation or simulation thereof; or
(iv) imposing upon Licensor any obligation to file any patent application or to secure, or obtain any license with respect to, any patent or to maintain any patent in force, other than as may be necessary to license the Licensed Intellectual Property to Licensee in accordance with the terms of this Agreement.

      Section 6.3 Survival. All representations and warranties made herein shall survive the execution and delivery of this Agreement and any termination of this Agreement.

                                   ARTICLE VII
                              TERM AND TERMINATION

      Section 7.1 Term. Except with respect to provisions contained herein which, by their terms, are operative for a period other than the Term of this Agreement and as otherwise set forth in the following sentence, this Agreement shall be and remain effective until the termination of this Agreement as provided in Section 7.2 of this Agreement. Notwithstanding anything in this Agreement to the contrary, Sections 4.3 and 5.4 shall survive any termination of this Agreement.

      Section 7.2 Events of Default and Remedies. (a) The occurrence and continuation of any one of the following shall constitute an Event of Default hereunder:

                  (i) Failure by Licensee to make, manufacture and sell 580 NGREs by the later of: (a) May 31, 2007, or (b) the date which is five (5) years after the date of the availability of the necessary Licensed Intellectual Property which will permit a final production class 580 NGRE to be manufactured and produced; or

                  (ii) Failure or refusal by either Party to make any payment required to be made to the other Party in accordance with the provisions of this Agreement and such failure or refusal shall remain uncured for a period of seven (7) days after written notice thereof has been given to the defaulting Party by the non-defaulting Party; or

                  (iii) Failure or refusal by either Party to observe, perform or comply with any other covenant, condition or agreement on its part to be observed or performed in this Agreement and such failure or refusal shall remain uncured for a period of fifteen (15) days after written notice thereof has been given to such Party by the non-defaulting party; provided, however, that if such default cannot by its nature be cured within fifteen (15) days, such default shall not become an Event of Default so long as the defaulting Party is diligently pursuing a cure and delivers a report to the other party at least once every fifteen (15) days setting forth the status of its attempts to cure such default; or

                  (iv) Any representation or warranty made by either Party pursuant to or in connection with this Agreement shall prove to be false or misleading in any material respect when made; or

                  (v) If either Party shall (A) commence a voluntary case or similar proceeding under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or (B) authorize, apply for or consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian or similar official for itself and/or any of its properties, or (C) make any general assignment for the benefit of creditors, or (D) make a written declaration or admission to the effect that it is unable to meet its debts as such debts mature, or
      (E) authorize or take any action in furtherance of any of the foregoing;
      or

                  (vi) If a court having jurisdiction in the premises shall enter a decree or order (A) for relief in respect of either Party in an involuntary case or similar proceeding under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or (B) appointing a receiver, liquidator, assignee, trustee, custodian or similar official for either Party and/or any of their respective properties, or
      (C) for the dissolution, liquidation or winding up of either Party and their respective affairs, or (D) finding or determining that either Party is unable to meet its debts as such debts mature; and any such decree or order shall remain unstayed and in effect for a period of sixty (60) consecutive days.

            (b) Upon the occurrence of an Event of Default under paragraph (a) of this Section 7.2, the non-defaulting Party may take one or more of the following actions:

                  (i) Send written notice to the defaulting Party declaring this Agreement to be immediately terminated, null and void and of no further force or effect; or

                  (ii) Institute an action or proceeding to seek monetary damages; or

                  (iii) Institute an action or proceeding to seek equitable remedies including, but not limited to, injunctions or specific performance of this Agreement.

            (c) The Parties agree that monetary damages may be insufficient to adequately compensate the non-defaulting Party and that equitable remedies shall constitute appropriate remedies upon the occurrence of an Event of Default hereunder.

            (d) No remedy conferred upon or reserved to the Parties in this Agreement is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity or by statute. No delay or omission to exercise any right or power accruing upon any Event of Default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. In order to entitle a Party to exercise any remedy reserved to it in this Agreement, it shall not be necessary to give any notice to the other Party, other than such notice as may be herein expressly required.

            (e) The breach, default or nonperformance of any obligation, covenant, representation, warranty, duty or agreement contained herein by either Party may be waived only by a written instrument signed by the other Party; provided, however, that no such waiver shall serve to waive any subsequent breach, default or nonperformance, nor shall any such waiver serve to waive a recurrence of the breach, default or nonperformance so waived, nor shall the failure to enforce any remedy by a Party with respect to any breach, default or nonperformance serve as a waiver thereof.

            (f) No termination of this Agreement pursuant to this Section 7.2 shall relieve either Party of any obligation incurred up to the time of termination and such obligation shall survive the termination of this Agreement. Without limiting the generality of the foregoing, no termination of this Agreement (unless by reason of Licensor's default) pursuant to this Section 7.2 shall relieve Licensee from its obligation to make the payments and provide the statements to the Licensor required by Section 3.1 of this Agreement relating to 580 NGREs which were sold or otherwise disposed of by or on behalf of the Licensee prior to the time of termination of this Agreement.

      Section 7.3 Compliance with Laws. During the Term of this Agreement, Licensee agrees to comply with all laws and regulations relating or pertaining to the manufacture, sale, advertising or use of the 580 NGRE and shall maintain commercially reasonable high quality and standards, and shall comply with all rules, regulations and orders of any regulatory agencies which shall have jurisdiction over the 580 NGRE. In the event it shall be finally determined by a tribunal of last resort which shall have jurisdiction over the matter, the Licensee is in violation of applicable statutory or regulatory laws and/or regulations, Licensee shall have such time, and any granted extension of such time, to correct such violation as shall be prescribed by such applicable law, regulation or final determination. The failure by Licensee to comply with any such laws and/or regulations within the aforesaid time, shall be deemed a default hereunder, entitling Licensor to terminate this Agreement pursuant to
Section 7.2 above, unless Licensee's failure to comply is attributable in whole or in part to the conduct of Licensor.

                                  ARTICLE VIII
                                  MISCELLANEOUS

      Section 8.1 Waiver. Either Party may specifically, but only in writing, waive any breach of this Agreement by the other Party, but no such waiver shall be deemed to constitute a waiver of similar or other breaches by such other Party.

      Section 8.2 Amendment. This Agreement may be modified only by an instrument in writing signed by a duly authorized representative of each Party.

      Section 8.3 Assignment. Except as otherwise expressly permitted by the this Agreement, neither this Agreement nor any right or obligation hereunder may be assigned or delegated in whole or in part by either Party without the prior written consent of the other Party.

      Section 8.4 Notice. In any case where any notice or other communication is required or permitted to be given hereunder, including, without limitation, any change in the information set forth in this Section 8.4, such notice or communication shall be in writing and shall be deemed given when either (i) personally delivered, (ii) sent by registered mail, (iii) sent by overnight messenger or other package delivery service which requires the recipient to sign and acknowledge delivery, or (iv) transmitted by facsimile, as follows:

        If to Licensor, to:
                  Rotary Power International, Inc.
                  One Passaic Street
                  P.O. Box 128
                  Wood-Ridge, New Jersey 07075-5595
                  Fax: (973) 779-5595
                  Attention: President

        If to Licensee, to:
                  Rotary Power Enterprise, Inc.
                  46 Passaic Street
                  P.O. Box 444
                  Wood-Ridge, New Jersey 07075-0128
                  Fax: (973) 473-9462
                  Attention: President

or to such other address as the receiving Party shall have previously designated in writing.

      All such notices or other communications shall be deemed to have been given or received (i) upon receipt if personally delivered or if delivered by a courier or other delivery service, (ii) on posting by registered mail, and (iii) upon receipt of a printed confirmation report from the sending facsimile machine when sent by facsimile.

      Section 8.5 Third Party Rights. Nothing in this Agreement, whether express or implied, is intended or shall be construed to confer, directly or indirectly, upon or give to any third party any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenant, condition or other provision contained herein, except as may be expressly provided for in this Agreement.

      Section 8.6 Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New Jersey, United States of America, without giving effect to the principles of conflict of laws of that State. Any disputes between Licensor and Licensee arising out of, connected to, or relating to this Agreement and its formation, breach, performance, interpretation and application shall be settled by arbitration in accordance with the rules of the American Arbitration Association. In the event of such a dispute, Licensor and Licensee shall each select an arbitrator, both of whom shall then select a third arbitrator which shall constitute the three person arbitration board. The decision of a majority of the board of arbitrators, who shall render their decision within thirty (30) days of appointment of the final arbitrator, shall be binding upon the parties. Judgment on the award of the board of arbitrators may be entered in any court having jurisdiction thereof in accordance with the provisions of New Jersey law.

      Section 8.7 Headings. The headings of the Articles and Sections in this Agreement are intended for ease of reference only and in no way define, limit or describe the scope or intent of these terms and conditions.

      Section 8.8 Integration. This Agreement, with attached Schedule A, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral and written, between the Parties with respect to the subject matter hereof.

      Section 8.9 Severability. In the event that any of the terms, covenants or conditions of this Agreement or the application of any such term, covenant or condition shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

      Section 8.10 Counterparts. This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      Section 8.11 Language. All pronouns and variations thereof in this Agreement shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of any Party or Parties referred to may require.

      Section 8.12 Further Assurance. The Parties shall execute such deeds, assignments, endorsements, evidence of transfer and other instruments and documents, and shall give such further assurances as shall be necessary to perform their obligations hereunder. The obligations of the Parties set forth in this Section 8.12 shall survive the termination of this Agreement.

      Section 8.13 Reference to Agreement. Any reference herein to this Agreement shall be deemed to be a reference to this Agreement as the same may be modified, varied, amended or supplemented from time to time by Licensor and Licensee in accordance with the provisions hereof. Unless the context otherwise expressly requires, the words "herein", "hereof" and "thereunder" and other words of similar importance refer to this Agreement as a whole and not to any particular Article, Section or other subdivision hereof.

      Section 8.14 Additional Agreements. Licensor agrees to execute any further documents and instruments as may be reasonably requested by the Licensee to evidence and effectuate the license granted to Licensee under this Agreement.

      IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered by their respective officers and representatives thereunto duly authorized as of the date hereof.

ROTARY POWER INTERNATIONAL, INC.

By: /s/ Conway Davis
    ---------------------------------
Name: Conway Davis
Title: President


ROTARY POWER ENTERPRISE, INC.

By: /s/ H. Jack Kazmar
    ---------------------------------
Name:  H. Jack Kazmar
Title: President

                                                                      SCHEDULE A

                                 List of Patents

                                                                                       Gas,
                                                                                      Liquid
  Patent Number   Issue Date        Title                     Description            or Both
  -------------   ----------        -----                     -----------            -------
    4,463,718      08/07/84  Lubricating Metering      Timed oil metering pump         Both
                             System for Rotary         operated by engine pressure
                             Internal Combustion       differentials
                             Engine

    4,477,240      10/16/84  Rotor Bearing             High speed rotor bearing        Both
                             Lubricating System        capacity increase by partial
                                                       annulus feed in eccentric.

    4,531,900      07/30/85  Rotary Engine Cooling     Engine coolant circuit for      Both
                             System                    enhanced nucleate boiling
                                                       heat transfer

    4,664,607      05/12/87  Rotary Engine Cooling     Engine Coolant circuit for      Both
                             System with Flow          balanced control of
                             Balancing                 individual channels within a
                                                       single pass

    4,741,631      05/03/88  Rotary Engine             Variation of wedge clamped      Both
                             Intermediate Housing      intermediate bearing w/o
                             Bearing Support Assembly  separate cones

    4,759,325      07/26/88  Rotary Engine Cooling     Rotor housing cooling of        Both
                             System                    high temp low heat rejection
                                                       engine

    4,825,815      05/02/89  Pivotal Cooling Unit      Military vehicle heat            N/A
                                                       exchanger pkg. which can be
                                                       swung up for access

    4,889,091      12/26/89  Rotary Valve for Natural  Major axis rotary valve          Gas
                             Gas Rotary Engine         concept developed on GRI
                                                       contract

    4,906,124      03/06/90  Multi-Piece Eccentric     Multi-rotor (3+) concept        Both
                             Assembly

    4,931,001      06/05/90  Apex Seal with Filled     Decreased dead volume           Both
                             Aperature

    4,967,796      11/06/90  Fuel Injection
                             Regulating Valve

    4,969,429      11/13/90  Lube Oil Control System   Oil metering quantity          Liquid
                             for Turbocharged Rotary   controlled by boost pressure
                             Piston Engine

                                                                                       Gas,
                                                                                      Liquid
  Patent Number   Issue Date              Title                     Description       or Both
  -------------   ----------              -----                     -----------       -------
    5,022,366      06/11/91  Rotary Engine with Dual   Potential improved             Liquid
                             Spark Plugs and Fuel      efficiency, from NASA program
                             Injectors

    5,049,051      09/17/91  Multi-piece Tilted Apex   Possible reduced seal           Both
                             Seal Assembly             friction

    5,123,387      06/23/92  Rotary Engine with        Potential HC and smoke         Liquid
                             Inserts in Rotor Faces    reduction

    5,123,820      06/23/92  Pressure Assisted Apex    Potential Sealing               Both
                             Seal with Stepped Slot    Improvements

                                                                      SCHEDULE B

                     Copy of Purchase Agreement, as Amended,
                         Dated as of November 15, 1991,
                            Between JDTI and Licensor


                                       B-1